Exhibit 5.2

OFFICE ADDRESS	18-20, rue Edward Steichen
L-2540 LUXEMBOURG
Luxembourg – Kirchberg
TELEPHONE	+352 466 230
FAX	+352 466 234
INTERNET	www.loyensloeff.lu

Harman Finance International, S.C.A.

6, rue Eugène Ruppert

L-2453 Luxembourg

Grand Duchy of Luxembourg

April 30, 2015

Dear Sir or Madam,

Harman Finance International, S.C.A. and Harman Finance International GP S.à r.l. – S-3 Registration Statement

1	Introduction

We have acted as special legal counsel in the Grand Duchy of Luxembourg (Luxembourg) to Harman Finance International, S.C.A., a Luxembourg corporate partnership limited by shares (société en commandite par actions), with registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (RCS) under number B 196.390 (the Issuer), acting by its managing shareholder (associé-gérant commandité) Harman Finance International GP S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B 196.380 (the General Partner and, together with the Issuer, the Companies and, individually, a Company), in connection with the filing by the Issuer and Harman International Industries, Incorporated, a company incorporated under the laws of the State of Delaware (Harman), of a Registration Statement on Form S-3 (the Registration Statement) with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act).

2	Scope of Inquiry

For the purpose of this legal opinion (the Opinion), we have examined a copy of the following documents (the Documents):

(a)	an executed copy of the Registration Statement, dated April 30, 2015, to be filed with the Commission under the Act, relating to, inter alia, the registration under the Act of debt securities to be issued by the Issuer and fully and unconditionally guaranteed by Harman (the Debt Securities);

All services are provided by Loyens & Loeff Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 18-20, rue Edward Steichen, L-2540 Luxembourg, Luxembourg, with a share capital of Eur 25,200 and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 174.248. All its services are governed by its General Terms and Conditions, which include a limitation of liability, the applicability of Luxembourg law and the competence of the Luxembourg courts. These General Terms and Conditions may be consulted via www.loyensloeff.lu.

AMSTERDAM     •     ARNHEM     •     BRUSSELS     •     LUXEMBOURG     •     ROTTERDAM     •     ARUBA     •     CURACAO     •     DUBAI

GENEVA     •     HONG KONG     •     LONDON     •     NEW YORK     •     PARIS     •     SINGAPORE     •     TOKYO     •     ZURICH

(a)	the deed of incorporation containing the articles of association of the General Partner, dated April 21, 2015 and drawn up by Maître Henri Beck, notary in Echternach (the Articles 1);

(b)	the deed of incorporation containing the articles of association of the Issuer, dated April 21, 2015 and drawn up by Maître Henri Beck, notary in Echternach (the Articles 2 and, together with the Articles 1, the Articles);

(c)	the circular resolutions of the board of the managers of the General Partner, dated April 29, 2015 (the Management Resolutions 1);

(d)	the resolutions of the General Partner of the Issuer, dated April 29, 2015 (the Management Resolutions 2 and, together with the Management Resolutions 1, the Management Resolutions);

(e)	excerpts pertaining to the Companies delivered by the RCS, dated April 30, 2015 (the Excerpts); and

(f)	certificates of absence of a judicial decision (certificats de non-inscription d’une décision judiciaire) pertaining to each of the Companies delivered by the RCS on April 30, 2015, with respect to the situation of the respective Companies as at April 29, 2015 (the RCS Certificates).

3	Assumptions

We have assumed the following:

3.1	the genuineness of all signatures, stamps and seals of the persons purported to have signed the relevant documents;

3.2	the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

3.3	all factual matters and statements relied upon or assumed in this Opinion are and were true and complete on the date of execution of the Registration Statement (and any document in connection therewith) and on the date of this Opinion;

3.4	the due compliance with all requirements (including, without limitation, the obtaining of the necessary consents, licences, approvals and authorisations, the making of the necessary filings, registrations and notifications and the payment of stamp duties and other taxes) under any laws (other than, but only to the extent expressly opined herein, Luxembourg laws) in connection with the issue of the Debt Securities and execution and performance under the Registration Statement (and any document in connection therewith);

3.5	with respect to the domiciliation of the Companies in Luxembourg, proper compliance with, and adherence to, the Luxembourg law dated May 31, 1999 concerning the domiciliation of companies, as amended;

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3.6	each of the Companies has its central administration (administration centrale) and, for the purposes of the Council Regulation (EC) No. 1346/2000 of May 29, 2000 on insolvency proceedings (the EU Insolvency Regulation), the centre of its main interests (centre des intérêts principaux) at the place of its registered office (siège statutaire) in Luxembourg and has no establishment (as defined in the EU Insolvency Regulation) outside Luxembourg;

3.7	the Articles are in full force and effect and have not been amended, rescinded, revoked or declared null and void;

3.8	the Management Resolutions are in full force and effect, have not been amended, rescinded, revoked or declared null and void, have been validly adopted and there has been no change in the managers of the General Partner;

3.9	all individuals having signed the Management Resolutions have general legal capacity under all relevant laws and regulations to do so.

3.10	the information contained in the Excerpts and the RCS Certificates are true and accurate at the date of this Opinion and of the Registration Statement;

3.11	the issue of the Debt Securities and the execution, performance under and filing of the Registration Statement with the Commission (and all documents in connection therewith) by the Company are in the corporate interest of the Company;

3.12	all obligations of the Issuer in connection with the Debt Securities and under the Registration Statement (and the documents in connection therewith) are legal, valid, binding upon it and enforceable as a matter of all relevant laws (other than, but only to the extent expressly opined herein, Luxembourg law) and, in particular, their expressed governing law;

3.13	the Issuer will issue the Debt Securities and execute and perform its obligations under the Registration Statement (and all documents in connection therewith) in good faith, for the purpose of carrying out its business and without any intention to defraud or deprive of any legal benefit any other party (including third party creditors) or to circumvent any mandatory law or regulation of any jurisdiction;

3.14	the Debt Securities will not be offered to the public in Luxembourg, unless a prospectus has been duly approved by the Commission de Surveillance du Secteur Financier in accordance with the Law of July 10, 2005 on prospectuses for securities, as amended (the Prospectus Law) or the offer benefits from an exemption to or constitutes a transaction otherwise not subject to the requirement to publish a prospectus for the purpose of the Prospectus Law and the Debt Securities will not be listed on the Luxembourg Stock Exchange;

3.15	the proceeds of the Debt Securities will be applied by the Issuer in accordance with the Articles and Luxembourg law;

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3.16	the Debt Securities will be issued, executed, authenticated, effectuated, delivered and paid for in accordance with the terms of the Debt Securities and, as the case may be, the applicable indenture and underwriting agreement in respect of such issuance; and

3.17	there are no provisions in the laws of jurisdiction outside Luxembourg which would adversely affect, or otherwise have a negative impact on this Opinion.

4	Opinion

Based upon the assumptions made above and subject to the qualifications set out below and any matter not disclosed to us, we are of the following opinion:

4.1	Status

4.1.1	The Issuer is a corporate partnership limited by shares (société en commandite par actions), duly incorporated and existing under Luxembourg law for an unlimited duration.

4.1.2	The General Partner is a private limited liability company (société à responsabilité limitée), duly incorporated and existing under Luxembourg law for an unlimited duration.

4.2	Corporate power and authority

The Debt Securities, if and when (i) the issue and (ii) the terms and conditions and (iii) the amount of any such Debt Securities have been duly authorized by the board of managers of the General Partner, acting as managing shareholder (actionnaire-gérant commandité) of the Issuer, will, if and when issued by the Issuer, be duly authorized according to Luxembourg laws applicable to commercial companies generally.

5	Qualifications

This Opinion is subject to the following qualifications:

5.1	Our Opinion is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) and any similar Luxembourg or foreign proceedings affecting the rights of creditors generally (Insolvency Proceedings).

5.2	Powers of attorney, mandates (mandats) or appointments of agents may terminate by law and without notice upon the occurrence of Insolvency Proceedings and may be revoked despite their being expressed to be irrevocable.

5.3	Our opinion that the Companies exist is based on the Articles, the Excerpts and the RCS Certificates (which confirm in particular that no judicial decisions in respect of

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bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Companies have been registered with the RCS). The Articles, the Excerpts and the RCS Certificates are, however, not capable of revealing conclusively whether or not the Companies are subject to any Insolvency Proceedings.

5.4	Corporate documents of, and courts orders affecting, the Companies may not be available at the RCS and the clerk’s office of the Luxembourg district court forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto. We express no opinion as to the consequences of any failure by the Companies to comply with their filing and publication obligations pursuant to the law of August 10, 1915 on commercial companies, as amended.

5.5	The fact that the deed of incorporation of the Company does not appear to have been published with the Luxembourg Official Gazette (Mémorial C, Recueil des Sociétés et Associations) does not affect its existence, legal personality and capacity (save for the capacity to sue).

5.6	We do not express an opinion on the validity or/and enforceability of the Registration Statement, the documents in connection therewith and the Debt Securities.

5.7	We do not express an opinion in relation to tax laws or regulations or the tax consequences of the transactions contemplated in connection with the Registration Statement.

5.8	We have not reviewed any documents incorporated by reference or referred to in the Registration Statement and therefore our opinions do not extend to such documents (other than those expressly set out in Section 2 hereof).

6	Miscellaneous

6.1	This Opinion is as of this date and is given on the basis of Luxembourg laws in effect and as published, construed and applied by Luxembourg courts, as of such date. We undertake no obligation to update it or to advise of any changes in such laws or their construction or application. We express no opinion, nor do we imply any opinion, as to any laws other than Luxembourg laws.

6.2	This Opinion is strictly limited to the matters expressly set forth therein. No other opinion is, or may be, implied or inferred therefrom.

6.3	Luxembourg legal concepts are expressed in English terms, which may not correspond to the original French or German terms relating thereto. We accept no liability for omissions or inaccuracies attributable to the use of English terms.

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6.4	This Opinion is given on the express condition, accepted by each person entitled to rely on it, that this Opinion and all rights, obligations, issues of interpretation and liabilities in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and any action or claim in relation to it can be brought exclusively before the Luxembourg courts.

6.5	We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters”. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

6.6	This Opinion is issued by Loyens & Loeff Luxembourg S.à r.l. and may only be relied upon under the express condition, accepted by each person entitled to rely on it, that any liability of Loyens & Loeff Luxembourg S.à r.l. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by, or on behalf of, Loyens & Loeff Luxembourg S.à r.l. cannot be held liable in any manner whatsoever.

Yours faithfully,

Loyens & Loeff Luxembourg S.à r.l.

/s/ Vassiliyan Zanev	/s/ Judith Raijmakers
Vassiliyan Zanev Avocat à la Cour	Judith Raijmakers Advocaat

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